As filed with the Securities and Exchange Commission on June 17, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fitbit, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3600	20-8920744
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Fitbit, Inc.

405 Howard Street

San Francisco, California 94105

(415) 513-1000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James Park

President, Chief Executive Officer, and Chairman

Fitbit, Inc.

405 Howard Street

San Francisco, California 94105

(415) 513-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Cynthia C. Hess, Esq. Jeffrey R. Vetter, Esq. James D. Evans, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Andy Missan, Esq. Vice President and General Counsel Fitbit, Inc. 405 Howard Street San Francisco, California 94105 (415) 513-1000	Rezwan D. Pavri, Esq. Richard A. Kline, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, California 94025 (650) 752-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-203941

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A common stock, $0.0001 par value per share	2,386,250	$20.00	$47,725,000	$5,546

(1)	Represents only the additional number of shares being registered, including 311,250 additional shares that the underwriters have the option to purchase to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1, as amended (File No. 333-203941).

(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $753,825,000 on a Registration Statement on Form S-1, as amended (File No. 333-203941), which was declared effective by the Securities and Exchange Commission on June 17, 2015. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $47,725,000 is hereby registered, which includes the additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), Fitbit, Inc. (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-203941) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on May 7, 2015, and which the Commission declared effective on June 17, 2015.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of Class A common stock offered by certain selling stockholders by 2,386,250 shares, 311,250 of which are subject to purchase upon the exercise of the underwriters’ option to purchase additional shares of the Registrant’s Class A common stock to cover over-allotments, if any. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 17th day of June 2015.

FITBIT, INC.

By:	/s/ James Park
James Park
President, Chief Executive Officer, and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ James Park James Park	President, Chief Executive Officer, and Chairman (Principal Executive Officer)	June 17, 2015

/s/ William Zerella William Zerella	Chief Financial Officer (Principal Financial and Accounting Officer)	June 17, 2015

* Eric N. Friedman	Chief Technology Officer and Director	June 17, 2015

* Jonathan D. Callaghan	Director	June 17, 2015

* Steven Murray	Director	June 17, 2015

* Christopher Paisley	Director	June 17, 2015

*	Pursuant to Power of Attorney

*By:	/s/ James Park
James Park

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Fenwick & West LLP.

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-1 (Registration No. 333-203941)).